Exhibit 99.1

Frontdoor Announces First Quarter 2019 Revenue Increase of 10 Percent to $271 Million

Gross Profit Margin Improved 150 Basis Points to 47 Percent

MEMPHIS, TENN. — May 8, 2019 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced first-quarter 2019 results.

Financial Results

	Three Months Ended
	March 31,
$ millions (except as noted)	2019	2018	Change
Revenue	$271	$247	10%
Gross Profit	128	113	13%
Net Income	13	13	(3)%
Diluted Earnings per Share	0.15	0.16	(6)%
Adjusted Net Income(1)	16	22	(24)%
Adjusted Diluted Earnings per Share(1)	0.19	0.26	(27)%
Adjusted EBITDA(1)	43	32	34%
Home Service Plans (number in millions)	2.1	2.0	5%

First-Quarter 2019 Summary

•	Revenue increased 10 percent to $271 million on higher number of home service plans and improved price realization

•

Gross profit margin of 47 percent was 150 basis points higher than the prior year period due to lower number of claims from favorable weather and early progress from cost containment and business process improvement initiatives

•

Net income of $13 million was relatively flat compared to prior year period as greater gross margin contribution and lower Spin-off charges were offset by higher interest expense and continued investments in the business

•	Adjusted EBITDA of $43 million was up 34 percent over the prior year period

•

Progressed strategic objectives by fully implementing price increases across all channels, launching Customer Service Central to enhance the customer service experience and accelerating cost reduction initiatives

•	Completed the secondary equity offering of all remaining shares of common stock held by ServiceMaster

Full-Year 2019 Outlook

•	Increasing 2019 revenue outlook to $1.36 billion to $1.38 billion and increasing 2019 Adjusted EBITDA(2) outlook to $250 million to $260 million

“We advanced a number of our strategic objectives in the first quarter and I am pleased with the velocity of our operational improvements as we continue to discover additional opportunities to reduce costs and improve the customer service experience,” said Chief Executive Officer Rex Tibbens. “For the balance of 2019, we will look to leverage our investments in technology and people to further unlock Frontdoor’s full potential by improving our core home service plan business while building the foundation for our on-demand services. Frontdoor remains obsessed with taking the hassle out of owning a home and driving value for our customers, contractors, and key stakeholders.”

“Our first quarter financial results reflect the benefit of lower claims costs from both favorable weather and progress from our business process improvements,” said Chief Financial Officer Brian Turcotte. “While we expect the weather to revert to more normal seasonal patterns over the remainder of the year, we are raising our full-year outlook to reflect the promising trends from our cost reduction initiatives.”

First-Quarter 2019 Results

Revenue by Major Customer Acquisition Channel

	Three Months Ended
	March 31,
$ millions	2019	2018	Change
Renewals	$182	$162	13%
Real estate (First-Year)	54	53	1%
Direct-to-consumer (First-Year)	33	31	8%
Other	1	1	*

Total	$271	$247	10%

* not meaningful

First-quarter 2019 revenue increased 10 percent over the prior year period. Renewal revenue increased 13 percent as a result of growth in the number of home service plans and improved price realization. The one percent increase in real estate revenue reflects improved price realization and a mix shift to higher priced home service plan offerings. The eight percent increase in direct-to-consumer revenue reflects growth in new sales, driven by ongoing investments in marketing, as well as improved price realization.

First-quarter 2019 net income was $13 million, or diluted earnings per share of $0.15, versus $13 million in first-quarter 2018, or diluted earnings per share of $0.16. First-quarter 2019 net income included a $15 million favorable impact from higher revenue conversion(3), a 150 basis point increase in gross margin and lower Spin-off charges versus prior year. These benefits were offset by a $15 million increase in interest expense related to the debt offering completed in conjunction with the Spin-off and a $7 million increase in selling and administrative expenses primarily relating to investments in sales, marketing and technology.

Period-over-Period Adjusted EBITDA Bridge

$ millions
Three Months Ended March 31, 2018	$32
Impact of change in revenue(3)	15
Claims costs	3
Sales and marketing costs	(2)
Spin-off dis-synergies	(2)
Other	(4)

Three Months Ended March 31, 2019	$43

First-quarter 2019 Adjusted EBITDA of $43 million was 34 percent higher than the prior year period, primarily due to the following items:

•	$15 million of higher revenue conversion(3), including the net contribution from new customers and higher pricing;

•	$3 million of lower claims costs, primarily due to favorable weather as well as cost reduction initiatives which were partially offset by an increase in the underlying cost of repairs;

•	$2 million of increased sales and marketing costs to drive home service plan growth;

•	$2 million of Spin-off dis-synergies, primarily related to the separation of information technology systems; and

•	$4 million of other costs, primarily related to technology-related investments in the business and higher professional fees, incentive compensation and bad debt expense.

Cash Flow

	Three Months Ended
	March 31,
$ millions	2019	2018
Net cash provided from (used for):
Operating Activities	$52	$49
Investing Activities	(5)	(5)
Financing Activities	(2)	(37)

Cash increase during the period	$45	$8

For the three months ended March 31, 2019, net cash provided from operating activities was $52 million, an increase of $2 million from the three months ended March 31, 2018. Working capital was a $29 million source of cash for the three months ended March 31, 2019 compared to $24 million for the prior year period.

Net cash used for investing activities was $5 million for each of the three months ended March 31, 2019 and 2018.

Net cash used for financing activities was $2 million for the three months ended March 31, 2019, and was primarily related to debt payments. This compares to $37 million for the three months ended March 31, 2018, which was related to net cash transfers to ServiceMaster that occurred prior to the Spin-off.

Free Cash Flow(1) was $47 million for the three months ended March 31, 2019 compared to $44 million for the prior year period. The increase of $3 million includes higher Adjusted EBITDA and positive working capital contributions that were partially offset by higher cash payments for interest and taxes.

Cash and marketable securities totaled $348 million as of March 31, 2019, a $42 million increase from December 31, 2018.

Total restricted net assets increased to $197 million at March 31, 2019 from $187 million at December 31, 2018.

Updated Full-Year 2019 Outlook

•	Revenue is now anticipated to range from $1.36 billion to $1.38 billion;

•	Gross profit margin is now anticipated to be approximately 46 percent;

•	Adjusted EBITDA(2) is now anticipated to range from $250 million to $260 million;

•	Capital expenditures remains within a range of $30 million to $40 million; and

•	Annual Effective Tax Rate has been updated and is now anticipated to be approximately 25 percent.

Additionally, second-quarter 2019 Adjusted EBITDA(2) is anticipated to range from $75 million to $80 million.

First-Quarter 2019 Earnings Conference Call

Frontdoor has scheduled a conference call today, May 8, 2019, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss first-quarter 2019 financial and operating results. To participate on the conference call, interested parties should call 877-407-8291 (or international participants, 201-689-8345). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 90 days. To access the replay of this call, please call 877-660-6853 and enter conference ID 13689612 (international participants: 201-612-7415, conference ID 13689612).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard. Frontdoor serves more than two million customers across the U.S. through a network of more than 16,000 pre-qualified contractor firms that employ over 45,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With more than 45 years of experience, the company responds to over four million service requests annually (or one request every eight seconds). For details, visit frontdoorhome.com.

References in this news release to “ServiceMaster” refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. References to the “Spin-off” refer to the spin-off by ServiceMaster of the ownership and operations of its businesses operated under the American Home Shield, HSA, OneGuard and Landmark brand names into Frontdoor, which was completed on October 1, 2018 and resulted in Frontdoor operating as an independent, publicly traded company trading on Nasdaq under the symbol “FTDR”.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of the Spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained in Item 1A. Risk Factors in our 2018 Annual Report on Form 10-K filed with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Spin-off Impact to Financials

The accompanying condensed consolidated and combined financial statements for periods prior to the Spin-off include all revenues, costs, assets and liabilities directly attributable to us. ServiceMaster’s debt and corresponding interest expense have not been allocated to us for periods prior to the Spin-off since we were not the legal obligor of the debt. The accompanying condensed consolidated and combined financial statements include expense allocations for certain corporate functions historically provided by ServiceMaster. These allocations may not be indicative of the level of expense which would have been incurred had the company operated as a separate entity prior to the Spin-off, nor are these costs necessarily indicative of costs we may incur in the future.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; affiliate royalty expense; interest income from affiliate; (gain) loss on insured home service plan claims; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, and Free Cash Flow, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking second-quarter and full-year 2019 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated and Combined Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$271	$247
Cost of services rendered	143	134

Gross Profit	128	113
Selling and administrative expenses	89	81
Depreciation and amortization expense	6	4
Restructuring charges	—	2
Spin-off charges	1	7
Interest expense	16	—
Interest income from affiliate	—	(1)
Interest and net investment income	(1)	(1)

Income before Income Taxes	18	18
Provision for income taxes	5	5

Net Income	$13	$13

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized loss on derivative instruments	(5)	—

Total Comprehensive Income	$8	$13

Earnings per Share:
Basic	$0.15	$0.16

Diluted	$0.15	$0.16

Weighted-average Common Shares Outstanding:
Basic	84.6	84.5
Diluted	84.7	84.5

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

($ millions, except share data)

	As of
	March 31,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$341	$296
Marketable securities	7	9
Receivables, less allowance of $2 in each period	8	12
Prepaid expenses and other assets	13	13

Total Current Assets	369	330

Other Assets:
Property and equipment, net	48	47
Goodwill	476	476
Intangible assets, net	156	158
Operating lease right-of-use assets	18	—
Deferred customer acquisition costs	20	21
Other assets	12	10

Total Assets	$1,097	$1,041

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$48	$41
Accrued liabilities:
Payroll and related expenses	8	10
Home service plan claims	61	67
Interest payable	4	9
Other	28	26
Deferred revenue	219	185
Current portion of long-term debt	7	7

Total Current Liabilities	374	345

Long-Term Debt	976	977
Other Long-Term Liabilities:
Deferred taxes	38	39
Operating lease liabilities	21	—
Other long-term obligations	22	24

Total Other Long-Term Liabilities	80	63

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 84,617,424 shares issued and outstanding at March 31, 2019 and 84,545,152 shares issued and outstanding at December 31, 2018	1	1
Additional paid-in capital	3	1
Accumulated deficit	(323)	(336)
Accumulated other comprehensive loss	(14)	(9)

Total Deficit	(334)	(344)

Total Liabilities and Shareholders’ Equity	$1,097	1,041

frontdoor, inc.

Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)

($ millions)

	Three Months Ended
	March 31,
	2019	2018
Cash and Cash Equivalents at Beginning of Period	$296	$282
Cash Flows from Operating Activities:
Net Income	13	13
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	6	4
Deferred income tax provision	—	3
Stock-based compensation expense	2	1
Restructuring charges	—	2
Payments for restructuring charges	—	(3)
Spin-off charges	1	7
Payments for spin-off charges	(1)	(3)
Other	1	—
Change in working capital, net of acquisitions:
Receivables	4	7
Prepaid expenses and other current assets	1	1
Accounts payable	8	(2)
Deferred revenue	34	35
Accrued liabilities	(10)	(17)
Accrued interest payable	(6)	—
Current income taxes	(1)	—

Net Cash Provided from Operating Activities	52	49

Cash Flows from Investing Activities:
Purchases of property and equipment	(4)	(5)
Purchases of available-for-sale securities	—	(9)
Sales and maturities of available-for-sale securities	3	10
Other investing activities	(3)	—

Net Cash Used for Investing Activities	(5)	(5)

Cash Flows from Financing Activities:
Payments of debt and capital lease obligations	(2)	—
Net transfers to Parent	—	(37)

Net Cash Used for Financing Activities	(2)	(37)

Cash Increase During the Period	45	8

Cash and Cash Equivalents at End of Period	$341	$290

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended
	March 31,
($ millions, except per share amounts)	2019	2018
Net Income	$13	$13
Amortization expense	2	2
Restructuring charges	—	2
Spin-off charges	1	7
Interest income from affiliate	—	(1)
Gain on insured home service plan claims	—	(1)
Secondary offering costs	1	—
Tax impact of adjustments	(1)	(2)

Adjusted Net Income	$16	$22

Adjusted Earnings per Share:
Basic	$0.19	$0.26
Diluted	$0.19	$0.26
Weighted-average common shares outstanding(1):
Basic	84.6	84.5
Diluted	84.7	84.5

(1)	For the three months ended March 31, 2018, earnings per share was calculated based on the 84,515,619 shares of Frontdoor stock that were outstanding at the date of distribution.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended
	March 31,
(In millions)	2019	2018
Net Cash Provided from Operating Activities	$52	$49
Property Additions	(4)	(5)

Free Cash Flow	$47	$44

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,
(In millions)	2019	2018
Net Income	$13	$13
Depreciation and amortization expense	6	4
Restructuring charges	—	2
Spin-off charges	1	7
Provision for income taxes	5	5
Non-cash stock-based compensation expense	2	1
Interest expense	16	—
Secondary offering costs	1	—
Interest income from affiliate	—	(1)
Gain on insured home service plan claims	—	(1)

Adjusted EBITDA	$43	$32

Key Business Metrics

	As of March 31,
	2019	2018
Growth in number of home service plans	5%	6%
Customer retention rate(1)	75%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.